EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is dated as of the 18th day of May, 2021, by and between Singlepoint Inc. including its successors and assigns (collectively, “Employer”), located at 2999 North 44th Street Suite 530 Phoenix AZ 85006 and Gregory Lambrecht located at 6738 N. Central Avenue, Phoenix AZ 85012 (the “Employee”).

WHEREAS, the Employer and Employee are parties to an Employment Agreement dated as of May 30, 2018 (the “Employment Agreement”), and

WHEREAS, the pursuant to the Employment Agreement the Employer owes certain unpaid wages to the Employee, and

WHEREAS, the Employer is indebted to the Employee for certain loans made by the Employee to the Employer, and

WHEREAS, the parties wish to end that Employment Agreement and all of their relationships, and to resolve all unpaid monies due from the Employer to the Employee.

NOW THEREFORE, Employer and Employee, his heirs, executors, administrators, successors, and assigns, enter into this Separation Agreement and General Release (“Separation Agreement”) and agree that:

1. Resignation From Positions Held; Last Day of Employment. Employee’s last day of employment with Employer is May 18, 2021 (“Separation Date”). Employee agrees to submit a letter, in a form acceptable to the Employer and in accordance with the Employer’s by-laws, the form of which letter is set forth on Exhibit “A”, resigning all his positions with the Employer (including but not limited to its affiliates, subsidiaries, divisions and joint ventures), including but not limited to Chief Executive Officer, and member of the Board of Directors. Employee agrees to cooperate with Employer and sign such other letters or documents as may be reasonably required to effectuate Employee’s full resignation from all positions held by Employee with Employer, including but not limited to its affiliates, subsidiaries, divisions and joint ventures. Employee acknowledges that he is not due any compensation for unused vacation days.

2. Termination of Agreements. The parties agree that the Employment Agreement will terminate as of the date of this Separation Agreement, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement, except as otherwise specifically provided in this Separation Agreement. Employee and Employer represent that with the termination of the Employment Agreement, except for this Separation Agreement and the Note (as defined below), they have no other present or future contract or agreement with each other, whether written or oral, express or implied.

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3. Consideration. In consideration for signing this Separation Agreement and compliance with the promises made herein, Employer agrees as follows:

(a) Accrued Amounts. Employer and Employer acknowledge that through the date hereof there is

(i)	$764,480.00 due Employee in unpaid accrued compensation through the date of this Agreement (the “Accrued Compensation”);

(ii)	$606,371.63 indebtedness plus accrued interest through the date of this Agreement (the “Accrued Debt”); and

(iii)

The Parties agree that a portion of the Accrued Debt equaling $272,240.00 shall be paid by the Employer to the Employee via the issuance of 362,987 shares of Common Stock of the Employer (with standard restrictive legend) valued at $0.75 per share (the “Shares”), the parties agreed that an additional portion of the Accrued Debt shall be reduced by the Employer making a payment equal to the sum of $250,000.00 to the Employee within two business days of the Separation Date, and the remaining amount of Accrued Debt of $848,612.00 will be satisfied through the issuance by the Employer of a promissory note (in the form annexed hereto).

(iv)	Accrued Compensation may be subject to payroll deductions and required withholdings. Employee is entitled to these payments regardless of whether or not he signs this Agreement.

(b) Medical and Dental Insurance. Employee will be provided Medical and Dental Insurance by the Company for a period of Eighteen (18) months. If eligible post the initial period and if Employee elects to continue his current medical and dental family coverage under Employer’s Medical and Dental Plans in accordance with the continuation requirements of COBRA, the Employee shall pay for premiums for such COBRA coverage for the applicable COBRA period, at his own expense, in accordance with the terms of Employer’s Medical and Dental Plans.

(c) Business Equipment. Employer shall provide Employee with ownership of: the laptop computer assigned to him, after all proprietary information and software has been removed by Employer from said laptop computer. Employer and Employee agree such used equipment is of nominal value.

4. Revocation. Employee may revoke this Separation Agreement for a period of seven (7) days following the day Employee executes this Separation Agreement. Any revocation within this period must be submitted, in writing, to the Employer, and state, “I hereby revoke my acceptance of our Separation Agreement.” The revocation must be personally delivered to the Employer or his designee, or mailed to the Employer and postmarked within seven (7) days of execution of this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Arizona, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

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5. Employee’s General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, actuaries, third party administrators, successors and assigns and their current and former employees, officers, directors, shareholders and agents thereof, and their employee benefits plans and programs and their administrators and fiduciaries (collectively referred to throughout this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, which Employee has or may have against Releasees as of the date of execution of this Separation Agreement arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employee may now or hereafter have arising from any criminal conduct committed by Releasees, including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Age Discrimination In Employment Act, as amended;

The National Labor Relations Act, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6. Employee’s Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Releasees in any forum or form. Employee further affirms that he has reported all hours worked and has been paid and/or has received all leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits to which he may be entitled and that no other leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits are due to him, except as provided in this Separation Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, or state or local leave or disability accommodation laws.

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7. Employer’s Release of Claims. Employer knowingly releases and forever discharges Employee of and from any and all claims or causes of action, in law or equity, that Employer has or may have against Employee as of the date of the execution of this Separation Agreement, arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employer may now or hereafter have arising from any criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

8. Employer’s Affirmations. Employer affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employee in any forum or form. Employer further affirms it is not aware of any conduct by Employee which constitutes criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

9. Confidentiality. Other than as required by law, Employee and the officers and the Board of Directors of Employer each agree not to disclose any information regarding the existence or substance of this Separation Agreement, except Employee may disclose such information to his spouse, the officers and the Board of Directors of Employer may disclose such information to individuals who need to consent to or implement this Separation Agreement, and both parties may disclose such information to their respective tax advisors and attorneys with whom they choose to consult regarding their consideration of this Separation Agreement.

10. Non-Disparagement. Employee agrees not to defame, disparage or demean Employer, its affiliates, subsidiaries, divisions, joint ventures, officers and Board of Directors or their services in any manner whatsoever. Employer agrees that its officers and the Board of Directors shall not defame, disparage or demean Employee or his services in any manner whatsoever.

11. Singlepoint Direct Solar, LLC. As of the Separation Date, Employee shall resign as a Manager of Singlepoint Direct Solar LLC (“SDS”) and a successor will be appointed by SinglePoint Inc. Employee agrees to resign as a Manager of SDS, and Employee agrees to submit a letter, in a form acceptable to the Employer and in accordance with the Employer’s by-laws, the form of which letter is set forth on Exhibit “B”, resigning all his positions with SDS (including but not limited to its affiliates, subsidiaries, divisions and joint ventures), including but not limited to Manager, and to execute such documents as is necessary to resign such position. If Employee does not execute such documents or is not able to execute such documents, such resignation shall be deemed to occur automatically at the time the remaining Managers of SDS appointing a successor Manager.

12. Cooperation. Employee shall reasonably cooperate with Employer, third parties that Employer expressly authorizes Employee to contact, and with Employer’s attorneys in connection with such matters and/or any present or future, actual or threatened, litigation or administrative proceeding involving Employer that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Employee’s employment by Employer. This cooperation by Employee, which is a material consideration for the undertakings by the Employer of this Separation Agreement, shall include, but not be limited to, (i) being reasonably available for interviews and discussions with Employer’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor as and to the extent that Employer or its counsel reasonably request; (iii) refraining from impeding in any way Employer’s prosecution or defense of any such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation or administrative proceeding. Employee shall not, nor shall he be expected to, be available to any degree or on any basis that interferes materially with then-current employment, consulting or other business obligations. Employee shall be reimbursed by Employer for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

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13. Covenants.

(a) Confidential Information. During the course of Employee’s employment with the Employer, Employee acquired and had access to Confidential Information and Trade Secrets (as hereinafter defined) belonging to Employer, its affiliates, subsidiaries, divisions and joint ventures (collectively referred to as “Employer” throughout and for purposes of this Section 13). Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of Employer’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of Employer; (iii) marketing information, such as information on markets, end users and applications, the identity of Employer’s customers, suppliers, and distributors, their names and addresses, the names of representatives of Employer’s customers, distributors or suppliers responsible for entering into contracts with Employer, Employer’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to Employer, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of Employer’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by Employer at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b) Non-Disclosure of Confidential Information. Employee agrees he will not for so long as the pertinent information or documentation remains confidential, directly or indirectly duplicate, remove, transfer, use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, or knowingly allow other persons to do so. This restriction shall not apply to information in the public domain through no fault of Employee and not as a result of a breach of this Separation Agreement or prior breach of the Trade Secret Agreement. In the event Employee becomes legally compelled to disclose any of the Confidential Information or Trade Secrets by a subpoena or court order, Employee will immediately advise Employer of such subpoena or court order sufficient for Employer to seek a protective order to avoid such disclosure.

(c) Intellectual Property. Employee agrees that any and all inventions, discoveries, improvements, writings (including computer software), or compilations which Employee conceived or made, either alone or jointly with others during employment by Employer which relate to or are useful in the business of Employer, will be the exclusive property of Employer and will be regarded as Employer’s Confidential Information and Trade Secrets. Employee affirms he has fully disclosed all such inventions, discoveries, improvements, writings or compilations to Employer. Employee further agrees he will assist Employer, at Employer’s expense, and sign any and all documents necessary or reasonably appropriate to assign to Employer Employee’s entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations, and to prepare and execute such documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of Employer in any countries and to protect the same against infringement by others.

(d) Non-Competition. Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that by virtue of Employee’s high level position and responsibilities with Employer and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with Employer will cause it great and irreparable harm. Accordingly, Employee covenants and agrees that through and including the conclusion of the consulting period referred to in Section 11 above, Employee will not, without the express written consent of the Board of Directors of Employer, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) and responsibilities held by Employee with Employer, by any company or other business engaged in the design, manufacture, marketing or sale of products and services which Employer currently provides and for which Employee had responsibility or about which Employee acquired Confidential Information or Trade Secrets.

(e) Non-Solicitation of Customers. Employee acknowledges and agrees that during the course and solely as a result of employment with Employer, he came into contact with some of Employer’s customers and had access to Confidential Information and Trade Secrets regarding Employer’s customers and distributors. Consequently, Employee covenants and agrees that through and including the conclusion of the consulting period referred to in Section 11 above, Employee will not, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of Employer for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from Employer. This restriction shall apply to any customer, former customer or prospective customer of Employer with whom Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of his employment with Employer. For the purposes of this Section 13, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of Employer.

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(f) Non-Solicitation of Employees. Employee acknowledges and agrees that solely as a result of employment with Employer, Employee came into contact with and acquired Confidential Information regarding Employer’s current employees as of the Separation Date. Accordingly, for a period of 12 months, Employee shall not, either on his own account or on behalf of any person or business entity solicit, or endeavor to cause any current employee of Employer as of the Separation Date with whom Employee came into contact or about whom Employee obtained Confidential Information, to leave employment with Employer. Employee further agrees that, through the conclusion of the consulting period referred to in Section 11 above, Employee will not become associated in business with, or hire into a position that reports directly or indirectly to Employee, any current employee of Employer as of the Separation Date who had been a salaried employee of Employer within six (6) months prior to the date such business association commences or was a general manager of Employer or a person who directly reported to Employee.

(g) Enforcement of Covenants. Employee acknowledges and agrees that compliance with the covenants set forth in this Section of this Separation Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of Employer, and that any breach of this Section 13 or any subparagraph hereof will result in irreparable and continuing harm to Employer, for which money damages may not provide adequate relief. Accordingly, in the event of any breach of this Section 13 by Employee, Employer and Employee agree that Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach.

14. Representations. The Employee is aware: (i) the Shares being issued hereunder are restricted and there is a potentially limited market in which to trade the Shares, (ii) has had a chance to review the business and financials of the Company, (iii) has had the opportunity to consult with counsel as to receipt of the Shares, (iv) is sophisticated and or has experience investing in shares of development stage companies like the Company, (v) the Employee’s financial condition is such that the Employee can afford to bear the economic risk of holding the Shares for an indefinite period of time and has adequate means for providing for the Employee’s current needs and personal contingencies, (vi) the Employee can afford to suffer a complete loss of his or her investment in the Shares, (vii) the Employee understands and has taken cognizance of all risk factors related to the receipt of the Shares, (viii) the Shares are being acquired by the Employee for his or her own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Employee has no present intention of selling or otherwise distributing the Shares in violation of the Securities Act, and (ix) at the time of this Agreement, the Employee sophisticated and or has experience investing in shares of companies like the Company.

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15. Voting Agreement. To the extent any vote or consent of the Board of Directors of the Employer is taken during the two years following the date of this Agreement, relating to (i) the uplisting of the Employer’s Common Stock to the Nasdaq or NYSE, (ii) reverse split of the Common Stock of the Employer, and or (iii) the spin off by the Employer of up to two subsidiaries, and such action is put to a vote of the shareholders of the Employer, then the Employee shall vote all shares of Common Stock and Preferred Stock of the Employer then owned by the Employee (the “Employee Shares”) for such action(s). To secure the Employee’s obligations to vote the Employee Shares in accordance with this Agreement, the Employee hereby appoints the Chief Executive, President or Secretary of the Employer, or any of them from time to time, or their designees, as the Employee’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the Employee Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Employee if, and only if, such Employee fails to vote all of the Employee Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Employer’s or any other party’s written request for the Employee’s written consent or signature. The proxy and power granted by the Employee pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, will survive the death, incompetency and disability of such party or any other individual holder of the Employee Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding the Employee Shares.

16. Severability. If any term or provision of this Separation Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Separation Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

17. Governing Law and Choice of Forum. This Separation Agreement shall be governed and construed in accordance with the laws of the state of Arizona without regard to its conflict of laws provision. In the event the Employee or the Employer breaches any provision of this Separation Agreement, Employee and Employer affirm that the Employee or the Employer may institute an action to specifically enforce any term or terms of this Separation Agreement. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Separation Agreement shall be brought exclusively in the Supreme Court of the State of Arizona, or in the United States District Court for the Phoenix District of Arizona and the parties agree to the exclusive jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

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18. Non-Admission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

19. Amendment. This Separation Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement.

20. Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE, SUBJECT TO SECTION 5 ABOVE, ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

EMPLOYEE	EMPLOYER Singlepoint Inc.

/s/ Gregory Lambrecht	By:	/s/ William Ralston
Gregory Lambrecht		William Ralston, President

Date: May 18, 2021	Date: May 18, 2021

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EXHIBIT A

May 18, 2021

Gentlemen:

Effective as of the close of business on May 18, 2021 I hereby resign as Chief Executive Officer and Director of Singlepoint Inc. (including but not limited to its affiliates, subsidiaries, divisions and joint ventures, “SING”). Such resignation was not due to any disagreement with SING, its Board of Directors, Officers, accountants and or attorneys.

Very truly yours,

/s/ Gregory Lambrecht
Gregory Lambrecht

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EXHIBIT B

May 18, 2021

Gentlemen:

Effective as of the close of business on May 18, 2021 I hereby resign as Manager of Singlepoint Direct Solar, LLC (including but not limited to its affiliates, subsidiaries, divisions and joint ventures, hereinafter “SDS”). Such resignation was not due to any disagreement with SDS, its Managers, Officers, accountants and or attorneys.

Very truly yours,

/s/ Gregory Lambrecht
Gregory Lambrecht

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PROMISSORY NOTE

$848,612.00	Date of Issuance: May 18, 2021

Singlepoint Inc. (the “Borrower”), for value received hereby promises to pay to Greg Lambrecht, (the “Holder”), the principal sum of Eight Hundred Forty Eight Thousand Six Hundred Twelve Dollars ($848,612.00), or such lesser amount as shall equal the then outstanding principal amount hereof, inclusive of accrued and unpaid interest on such outstanding principal amount, as set forth below, on August 1, 2025 (“Maturity”). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder, or, if requested in writing by the Holder, by wire transfer in accordance with the Holder’s instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Payment of Principal and Interest.

(a) Payment in Full on Maturity. Unless this Note sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity.

(b) Monthly Payment & Interest. Ten percent (10%) per annum interest shall accrue on the outstanding principal amount of this Note commencing as of August 1, 2021. The monthly payment amount pf principal and interest shall be $21,522.98, with the first payment of $21,522.98 due September 1, 2021, and a final payment amount of $21,523.20 due on August 1, 2025.

 2. Events of Default. If one or more of the following events (each an “Event of Default”) shall occur:

(a) Borrower shall fail to pay in full any principal or other amounts due to Holder under this Note upon Maturity;

(b) Borrower shall default in the performance of or compliance with any covenant, agreement or other obligation of Borrower contained in this Note that is not remedied, waived or cured within 15 business days following such default in performance or noncompliance;

(c) any representation or warranty of the Borrower contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

(d) Borrower shall have an uncured default for more than 30 days (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Borrower shall fail to pay such indebtedness at its stated maturity;

(e) other than on terms approved beforehand by the Holder, the Borrower shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

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(f) within 30 days after the commencement of an action against the Borrower (and service of process in connection therewith on the Borrower) seeking any bankruptcy, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within 30 days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower, such appointment shall not have been vacated;

(g) entry of a final judgment in excess of $500,000 (excluding insured portions) against the Borrower or for which the Borrower is otherwise responsible that is not stayed, bonded or discharged within 30 days; or

(h) any plan of liquidation or dissolution or winding up is adopted by the Borrower’s board of directors or stockholders or the Borrower is involuntarily dissolved or otherwise wound up;

then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (f), or (h) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and upon the occurrence of any other Event of Default described in the other paragraphs above, the Holder may, at the Holder’s option exercisable at any time thereafter, by notice to the Borrower in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower. The Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to the Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Borrower and the Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Borrower shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3. Assignment. The rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

4. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Borrower and the Holder. Any amendment, waiver, modification or consent entered into pursuant to this Section 5 shall be effective only in the specific instance and for the specific purpose for which it was given.

5. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to the Holder, Greg Lambrecht, 6738 N. Central Avenue, Phoenix, Arizona 85012, or to such other address as the Holder shall have furnished to the Borrower in writing, or (b) if to the Borrower, Singlepoint Inc., 2999 North 44th Street Suite 530 Phoenix AZ 85006, Attention:, President, or to such other addresses as the Borrower shall have furnished to the Holder.

6. No Rights of a Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a stockholder of the Borrower in respect of meetings of stockholders for the election of directors of the Borrower or any other matters or any rights whatsoever as a stockholder of the Borrower.

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7. Governing Law. The Agreement shall be governed by, and construed under, the laws of the State of Arizona.

8. Collection Costs. The Borrower shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by the Holder in connection with enforcement of its rights under this Note.

9. Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Borrower will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Borrower, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

10. Counterparts. This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

This Note has been executed and delivered as of the date first above written.

BORROWER: Singlepoint Inc.

By:	/s/ William Ralston
William Ralston, President

HOLDER:

By:	/s/ Greg Lambrecht
Greg Lambrecht

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